As filed with the Securities and Exchange Commission on February 28, 2003

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OGLEBAY NORTON COMPANY

(Exact Name of Registrant as Specified in Its Charter)

OHIO	34-1888342
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

1001 Lakeside Avenue

15th Floor

Cleveland, Ohio 44114-1151

(Address of Principal Executive Offices)

Restricted Stock Award to John N. Lauer

(Full Title of the Plan)

CT Corporation System

1300 East 9th Street, Suite 1010

Cleveland, Ohio 44114

(216) 621-4270

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)

Common Shares, par value $1.00 per share	25,000	$6.36	$159,000	$14.63

(1)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices on February 25, 2003 of the Registrant’s Common Shares as reported on the Nasdaq National Market System.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which are on file with the Securities and Exchange Commission, are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2002, filed by the Registrant on February 28, 2003.

2.	The description of the Registrant’s common shares contained in the Registration Statement on Form S-4 filed by the Registrant on January 11, 2001, including any amendment or report filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Form S-8 Registration Statement (“Registration Statement”), and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4.     DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the shares being offered by this Registration Statement has been passed upon for the Registrant by Thompson Hine LLP. Malvin E. Bank, a former partner of Thompson Hine LLP, is a Director of the Registrant. Certain partners of Thompson Hine LLP beneficially own shares in the Registrant.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Seventh, Paragraphs (d)(1), (2), (3) and (4) of the Amended and Restated Articles of Incorporation of the Registrant provides as follows:

(d)(1)   The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact the he or she is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director, trustee, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, judgments, fines and amounts paid in settlement incurred by a Director in defending any such action, suit, or proceeding as they are incurred, in advance of the disposition thereof, upon receipt of any undertaking then required by law. The Corporation may, in its discretion, indemnify any other person, or advance expenses to any other person, in the same manner and to the full extent then permitted by law. Notwithstanding the foregoing, except as provided in Subsection (2) hereof, the Corporation shall indemnify or advance expenses to any person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(d)(2)   If a claim under Subsection (1) is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Ohio General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Ohio General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d)(3)   The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this subparagraph (d) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Regulations, agreement, vote of shareholders or disinterested Directors, or otherwise.

(d)(4)   The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a Director, trustee, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this subparagraph (d) or of the Ohio General Corporation Law.

The Registrant maintains liability insurance for all of its Directors and officers (“D&O insurance”). This D&O insurance also insures the Registrant against amounts payable to indemnify Directors and officers, subject to policy limits and retention amounts.

An Indemnification Agreement, dated April 30, 2001, provides the Registrant’s Directors with indemnity coverage consistent with that provided in the Registrant’s Amended and Restated Articles of Incorporation.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.     EXHIBITS.

The Exhibits to this Registration Statement are listed in the Exhibit Index on page 6 and are incorporated herein by reference.

ITEM 9.     UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on February 28, 2003.

OGLEBAY NORTON COMPANY

By:	/s/ R. F. Walk

Rochelle F. Walk, Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael D. Lundin* Michael D. Lundin	Chief Executive Officer, President and Chief Operating Officer (Principal Executive Officer)	February 28, 2003

/s/ Julie A. Boland* Julie A. Boland	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 28, 2003

/s/ John N. Lauer* John N. Lauer	Chairman of the Board of Directors	February 28, 2003

/s/ William G. Bares* William G. Bares	Director	February 28, 2003

/s/ James T. Bartlett* James T. Bartlett	Director	February 28, 2003

/s/ Albert C. Bersticker* Albert C. Bersticker	Director	February 28, 2003

/s/ William G. Pryor* William G. Pryor	Director	February 28, 2003

/s/ John D. Weil* John D. Weil	Director	February 28, 2003

/s/ Madeleine W. Ludlow* Madeleine W. Ludlow	Director	February 28, 2003

/s/ Malvin E. Bank* Malvin E. Bank	Director	February 28, 2003

* By Rochelle F. Walk, attorney in fact.

OGLEBAY NORTON COMPANY

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
4(a)

Amended and Restated Articles of Incorporation of Registrant (included as Exhibit B in the Proxy Statement/Prospectus included as part of the Registration Statement on Form S-4 filed by the Registrant on January 11, 2001, as amended, and incorporated herein by reference).

4(b)

Regulations of Registrant (included as Exhibit C in the Proxy Statement/Prospectus included as part of the Registration Statement on Form S-4 filed by the Registrant on January 11, 2001, as amended, and incorporated herein by reference).

5	Opinion of Thompson Hine LLP as to the legality of the securities registered.

23(a)	Consent of Independent Auditors.

23(b)	Consent of Thompson Hine LLP (included as part of Exhibit 5).

24	Power of Attorney.